Exhibit 10.2

May 5, 2016

<first_name> <last_name>
Board of Directors
BWX Technologies Inc.

RE: 2016 Director Equity Grant

[The following paragraph is applicable to those directors using the electronic grant acceptance via Schwab.]

By accepting your grant online through the Schwab Equity Award Center, you agree that these incentives are granted under and governed by the terms and conditions of the 2010 Long-Term Incentive Plan of BWX Technologies, Inc. (as amended and restated to date, the “Plan”), and this 2016 Director Equity Grant Agreement, which is included in the online acceptance process. A copy of the Plan and the Prospectus relating to the stock issued under the Plan can be found at http://equityawardcenter.schwab.com under the “At a Glance/My Company Info” tab in your Schwab account. The Plan and Prospectus are incorporated by reference and made a part of the terms and conditions of your award. If you would like to receive a copy of either the Plan or Prospectus, please contact __________ at __________ or _____________.

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In accordance with the Non-Employee Director Compensation Program approved by the Board of Directors of BWX Technologies, Inc. (“BWXT”), you received a grant (the “Grant”) of [            ] Restricted Stock Units (“RSUs”) under the 2010 Long-Term Incentive Plan of BWXT (as amended to date, the “Plan”) on May 5, 2016 (the “Grant Date”).

Grant of RSUs. You have been granted the number of RSUs indicated above. Each RSU represents a right to receive a share of BWXT common stock on the last day of the vesting period, which for this Grant is the same day as the Grant Date (the “Vesting Date”).

Settlement of RSUs. RSUs will be settled in shares of BWXT common stock as soon as administratively practicable, but in no event later than 30 days, following the Settlement Date. For purposes hereof, “Settlement Date” means either: (a) the Vesting Date or (b) in the event you made a permitted deferral election pursuant to the Plan with respect to this Grant, the date(s) of the applicable distribution event in accordance with such deferral election.

Dividend, Voting Rights and Other Rights. You shall have no rights of ownership in the shares of BWXT common stock underlying the RSUs and shall have no right to vote such shares until the date on which the shares are transferred to you pursuant hereto. To the extent that cash dividends are otherwise paid with respect to shares of BWXT common stock, dividend equivalents will be credited with respect to the shares underlying the RSUs and shall be deferred (with no earnings accruing) until and paid at the same time the underlying shares are transferred to you.

Tax Consequences. BWXT has been advised that for U.S. federal income tax purposes, as of the Settlement Date, you will be deemed to have received compensation taxable as ordinary income equal to the Fair Market Value of the shares on the Settlement Date. You are solely responsible for the taxes associated with the Grant and you should consult with and rely on your own tax advisor, accountant or legal advisor as to the tax consequences to you of this Grant, including settlement.

Securities and Exchange Commission Requirements. Because you are a Section 16 insider, this Grant must be reported on a Form 4 before the end of the second (2nd) business day following the Grant Date. You are also subject to Rule 144. This Rule is applicable only when the shares are sold, so you need not take any action under Rule 144 at this time.

Other Information. If you have any questions concerning the aforementioned, please do not hesitate to contact __________ at ____________.

[A signature block will be added for those directors not utilizing electronic grant acceptance via Schwab]